Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Origin Agritech Limited

No. 21 Sheng Ming Yuan Road

Changping District

Beijing 102206

China

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 3, 2019, relating to the 2017 and 2018 consolidated financial statements of Origin Agritech Limited and its subsidiaries and variable interest entities (the “Company”), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO China Shu Lun Pan Certified Public Accountants LLP

Shenzhen, The People's Republic of China

April 16, 2020